Exhibit 99.1

[Earl Scheib, Inc. Letterhead]

August 31, 2004

Cary Lefton

Elden Holding Group, LLC

15206 Ventura Boulevard, Suite 306

Sherman Oaks, California  91403

Re:          Termination of Letter of Intent

Dear Cary:

We are in receipt of your letter dated August 30, 2004 regarding the process to potentially acquire Earl Scheib, Inc. (“Scheib”).  Pursuant to Paragraph 11(a)(ii) of the Letter of Intent dated May 13, 2004 between Scheib and Elden Holding Group, LLC (“Elden”) or an affiliate of Elden, as amended pursuant to a letter agreement dated as of July 23, 2004 (as so amended, the “Letter of Intent”), Scheib hereby terminates the Letter of Intent.

Pursuant to Section 7 of the Confidential Information Non-Disclosure and Non-Solicitation Agreement (the “Confidentiality Agreement”) dated as of June 13, 2003 between Ryan Beck & Co. and Elden, Scheib hereby requests that Elden immediately destroy any and all copies and written or tangible materials containing any Information (as defined in the Confidentiality Agreement) in Elden’s control or possession or in the control of possession of its Representatives (as defined in the Confidentiality Agreement), as well as any and all copies of any of its internal work product documentation concerning the Information or Scheib, and that Elden certify as to such destruction in a certificate executed by you individually in your capacity as Managing Member of Elden and delivered within thirty (30) days of the date of this letter to David Sunkin, Scheib’s General Counsel.  In addition, we would like to remind Elden that it and its Representatives are subject to the terms and conditions of the Confidentiality Agreement, and that Elden is responsible for any breach of the Confidentiality Agreement by its Representatives.

We will be issuing a press release announcing the termination of the Letter of Intent promptly after delivery of this letter to you.  As a courtesy to you, a copy of the press release is enclosed herewith.

Thank you for your interest in Earl Scheib, Inc.

Very truly yours,

/s/ Christian K. Bement

Christian K. Bement